Term sheet No. 586C/A† To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement C dated July 15, 2008	Registration Statement No. 333-137902 Dated January 6, 2009; Rule 433

Deutsche Bank AG, London Branch
$
100% Principal Protection Absolute Return Barrier M-Notes Linked to the Dow Jones - AIG Commodity IndexSM due on July 30*, 2010
General

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The notes are 100% principal-protected notes that will pay a return based on the absolute value of the return of the Dow Jones - AIG Commodity IndexSM (the “Index”) if the closing level of the Index remains within a specified range during the Observation Period.  Consequently, the notes are designed for investors who seek a positive capped return if the Index return is positive or negative, as long as the Index closing level remains within a specified range throughout the Observation Period, and who are willing to forgo interest payments.

•	The notes are the senior unsecured obligations of Deutsche Bank AG due July 30*, 2010.
•	Denominations of $1,000 and minimum initial investments of $1,000.
•	The notes are expected to price on or about January 23*, 2009 and are expected to settle five business days later on or about January 30*, 2009 (the “Settlement Date”).
Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:
Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of A+ to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.††

Index:	Dow Jones - AIG Commodity IndexSM (the “Index”).
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus the Additional Amount, which may be zero.
Additional Amount:	The Additional Amount paid at maturity per $1,000 note principal amount will equal:

•      If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any single Trading Day during the Observation Period, $1,000 x Absolute Index Return; or
•      If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any one or more Trading Days during the Observation Period, zero.

Upside Barrier:	29.00%-34.00%. The actual Upside Barrier will be set on the Trade Date.
Downside Barrier	15.00%
Upper Index Barrier:	Index Starting Level x (1 + Upside Barrier)
Lower Index Barrier:	Index Starting Level x (1 - Downside Barrier)
Absolute Index Return:	Absolute value of:
Index Starting Level:	The Index closing level on the Trade Date.
Index Ending Level:	The Index closing level on the Final Valuation Date.
Observation Period:	The period of Trading Days on which there is no market disruption event with respect to the Index commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	January 23*, 2009
Final Valuation Date:
July 23*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement and “Market Disruption Events” in this term sheet.

Term; Maturity Date:
18 months; July 30*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement and “Market Disruption Events” in this term sheet.

Listing:	The notes will not be listed on any securities exchange.
CUSIP:	2515A0 YE 7
ISIN:	US2515A0YE71
*  Expected
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the notes and the length of the Observation Period remain the same.
†	This amended and restated term sheet supersedes Term Sheet No. 586C in its entirety. We refer to this amended and restated term sheet as “term sheet.”
††
A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating.  Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the notes other than the ability of the Issuer to meet its obligations.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 in the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Proceeds to Us
Per Note	$	$	$
Total	$	$	$
(1)
Total fees of up to 0.875% or $8.75 per $1,000 note principal amount may be paid in connection with the notes consisting of fees of 0.375% and referral fees of up to 0.50%. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement C dated July 15, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement C dated July 15, 2008:
 http://www.sec.gov/Archives/edgar/data/1159508/000119312508151136/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
 http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
 http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any material change to the terms of the notes, and you will be asked to accept such material change in connection with your purchase of any notes. You may also choose to reject such material change, in which case we may reject your offer to purchase the notes.

What is the Payment Amount on the Notes at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 note principal amount for a hypothetical range for the Index Return from -100% to +100% and assumes a hypothetical Index Starting Level of 120.00, an Upside Barrier of 31.50%, an Upper Index Barrier of 157.80 and, based on the Downside Barrier of 15.00%, a Lower Index Barrier of 102.00 (the actual Index Starting Level, Upside Barrier, Upper Index Barrier, and Lower Index Barrier will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
		The Index Never Closes Outside the Stated Index Barriers			The Index Closes Outside the Stated Index Barriers
Hypothetical Index Ending Level	Index Return (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)	Additional Amount at Maturity($)	Payment at Maturity($)	Return on Note (%)
240.00	100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
210.00	75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
180.00	50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
157.80	31.50%	$315.00	$1,315.00	31.50%	$0.00	$1,000.00	0.00%
139.20	16.00%	$160.00	$1,160.00	16.00%	$0.00	$1,000.00	0.00%
134.40	12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
129.60	8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
124.80	4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
120.00	0.00%	$0.00	$1,000.00	0.00%	$0.00	$1,000.00	0.00%
115.20	-4.00%	$40.00	$1,040.00	4.00%	$0.00	$1,000.00	0.00%
110.40	-8.00%	$80.00	$1,080.00	8.00%	$0.00	$1,000.00	0.00%
105.60	-12.00%	$120.00	$1,120.00	12.00%	$0.00	$1,000.00	0.00%
102.00	-15.00%	$150.00	$1,150.00	15.00%	$0.00	$1,000.00	0.00%
100.80	-16.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
60.00	-50.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
30.00	-75.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%
0.00	-100.00%	N/A	N/A	N/A	$0.00	$1,000.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases by 12% from the Index Starting Level of 120.00 to an Index Ending Level of 134.40, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the Additional Amount is equal to $120, and the final payment at maturity is equal to $1,120 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of
($1,000 x [(134.40 - 120.00)/120.00]) = $1,120

Example 2: The level of the Index decreases by 12% from the Index Starting Level of 120.00 to an Index Ending Level of 105.60, and the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any Trading Day during the Observation Period. Because the Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier, the Additional Amount is equal to $120, and the final payment at maturity is equal to $1,120 per $1,000 note principal amount, representing a total return of 12% on the notes.

Payment at maturity per $1,000 note principal amount = $1,000 + Absolute value of
($1,000 x [(105.60 - 120.00)/120.00]) = $1,120

Example 3 The level of the Index closes above the Upper Index Barrier on at least one day during the Observation Period and ultimately increases by 12% from the Index Starting Level of 120.00 to an Index Ending Level of 134.40. Because the level of the Index has closed above the Upper Index Barrier, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $0 = $1,000

Example 4: The level of the Index closes below the Lower Index Barrier on at least one day during the Observation Period and ultimately decreases by 12% from the Index Starting Level of 120.00 to an Index Ending Level of 105.60. Because the level of the Index has closed below the Lower Index Barrier, the Additional Amount is equal to $0, and the final payment at maturity is equal to $1,000 per $1,000 note principal amount regardless of the Index Ending Level.

Payment at maturity per $1,000 note principal amount = $1,000 + $0 = $1,000

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 100% of the principal amount of your notes provided that you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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EXPOSURE TO ABSOLUTE INDEX RETURN AND ABSOLUTE RETURN BARRIERS — If the Index closing level never exceeds the Upper Index Barrier and never falls below the Lower Index Barrier on any Trading Day during the Observation Period, at maturity you will receive, in addition to the return of your principal, for each $1,000 note principal amount, a payment equal to $1,000 multiplied by the Absolute Index Return. The Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative. Thus, the notes provide a positive return when the Index closing levels during the Observation Period remain between the Upper Index Barrier and the Lower Index Barrier but the return on the notes will be zero if there are large movements, whether positive or negative, in the Index level that cause the Index closing level to exceed the Upper Index Barrier or fall below the Lower Index Barrier on any Trading Day during the Observation Period.

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RETURN LINKED TO THE PERFORMANCE OF THE DOW JONES-AIG COMMODITY INDEXSM — The return on the notes is linked to the performance of the Dow Jones–AIG Commodity IndexSM. The Dow Jones–AIG Commodity IndexSM is composed of futures contracts on 19 physical commodities and is designed to be a highly liquid and diversified benchmark for commodities as an asset class. Its component weightings are determined primarily based on liquidity data, or the relative amount of trading activity of a particular commodity, and dollar-adjusted production data. The component weightings are also determined by several rules designed to ensure diversified commodity exposure. This is just a summary of the Dow Jones–AIG Commodity IndexSM. For more information on the Dow Jones–AIG Commodity IndexSM , including information concerning its composition, calculation and adjustment policy, please see “Dow Jones–AIG Commodity IndexSM” below.

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TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Under this treatment, regardless of your method of accounting, you generally will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity. Any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes. You should consult your tax adviser about special rules that may apply if the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any day during the Observation Period.

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the final pricing supplement for the notes, which we will file with the SEC. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the components underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement C dated July 15, 2008.

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IF THE INDEX CLOSES OUTSIDE THE STATED INDEX BARRIERS, THE MARKET VALUE OF YOUR NOTES WILL DECLINE AND YOU WILL RECEIVE ONLY THE PRINCIPAL AMOUNT AT MATURITY, SUBJECT TO OUR ABILITY TO MEET OUR OBLIGATIONS — The return on the notes at maturity, if any, is linked to the performance of the Index and is contingent upon the Index closing levels remaining equal to or below the Upper Index Barrier and equal to or above the Lower Index Barrier on all Trading Days during the Observation Period and the magnitude of the Absolute Index Return. YOU WILL RECEIVE ONLY THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE ABSOLUTE INDEX RETURN IS ZERO OR IF THE INDEX CLOSING LEVEL EXCEEDS THE UPPER INDEX BARRIER OR FALLS BELOW THE LOWER INDEX BARRIER ON ANY TRADING DAY DURING THE OBSERVATION PERIOD. Payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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UNLIKE ORDINARY SENIOR NOTES, THE NOTES DO NOT PAY INTEREST — The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because the Additional Amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  The notes have been designed for investors who are willing to forgo market interest rates on the notes in exchange for an Additional Amount based on whether the Index closing levels remain within the stated Index barriers throughout the Observation Period and on the Index Ending Level.

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THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT  — You may receive a lower payment at maturity than you would have received if you had invested in the Index, the components underlying the Index or contracts related to the Index. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any Trading Day during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity, subject to our ability to meet our obligations.

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YOUR POTENTIAL RETURN ON THE NOTES IS LIMITED AND CONTINGENT UPON THE INDEX CLOSING LEVELS REMAINING WITHIN THE STATED INDEX BARRIERS — Your investment in the notes may not perform as well as an investment in a security with a return based solely on the performance of the Index. Your ability to participate in the performance of the Index is limited by the Upside Barrier and Downside Barrier features of the notes. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any Trading Day during the Observation Period, the return on the notes will not be determined by reference to the Absolute Index Return even though the Absolute Index Return may reflect significant appreciation or depreciation in the Index over the term of the notes (the Absolute Index Return is the absolute value of the Index return, and thus is positive regardless of whether the Index return is positive or negative). Because the Upside Barrier will be set between 29.00% and 34.00%, and the Downside Barrier will be set at 15.00%, of the Index Starting Level, the maximum return on the notes will be between 29.00% and 34.00% of the principal amount if the Index Return is positive and 15.00% of the principal amount if the Index Return is negative. The Upside Barrier will be set on the Trade Date.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX — At any time during the term of the notes, the daily calculation of the Index may be adjusted in the event that AIG Financial Products Corp. (“AIG-FP”) determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on the London Metal Exchange (the “LME”), a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated. See “The Dow Jones–AIG Commodity IndexSM—Index Calculation Disruption Events” in this term sheet.

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DOW JONES AND AIG-FP MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED — A futures contract known as a “Designated Contract” has been selected as the reference contract for each underlying physical commodity. See “Composition of the Index—Designated Contracts for Each Commodity” in this term sheet. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Dow Jones–AIG Commodity IndexSM Oversight Committee, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the Index.

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CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY — The policies of Dow Jones & Company, Inc. (“Dow Jones”) and AIG-FP, a subsidiary of American International Group, Inc., concerning the methodology and calculation of the Index, additions, deletions or substitutions of the Index Commodities or exchange-traded futures contracts on the Index Commodities could affect the Index and, therefore, could affect the amount payable on the notes at maturity and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if Dow Jones and AIG-FP, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and AIG-FP discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the notes. If events such as these occur, or if the Index Starting Level is not available because of a market disruption event or for any other reason, the calculation agent — which will be Deutsche Bank AG, London Branch — will make a good faith estimate in its sole discretion of the Index level that would have prevailed in the absence of the market disruption event.

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NO PERIODIC INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have rights to receive distributions or other rights that holders of the components underlying the Index would have.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE NOTES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the payment at maturity described in this term sheet is based on the full face amount of your notes, the original issue price of the notes may include commissions paid to agents and will include the cost of hedging our obligations under the notes. Therefore, the value of the notes on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which we will be willing to purchase the notes after the Settlement Date. Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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THE NOTES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the notes. The payment at maturity on the notes is subject to the creditworthiness of the Issuer.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates or agents intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates or agents are willing to buy the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index to which the notes are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. We, as calculation agent for the notes, will determine whether there has been a Market Disruption Event. In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index closing level, including the Index Starting Level and the Index Ending Level. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the notes, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the notes. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the notes, may affect the payment at maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

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whether the Index closing level has exceeded the Upper Index Barrier or fallen below the Lower Index Barrier on any Trading Day during the Observation Period and, if not, whether the level of the Index is close to the Upper Index Barrier or the Lower Index Barrier;

•	the expected volatility of the Index;

•	the time remaining to maturity of the notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the components underlying it;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents (as defined below in “Dow Jones–AIG Commodity IndexSM — Market Disruption Events”) increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the notes may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX — The return on your investment in the notes could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts including in the Index may reduce the performance of the Index as a whole.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agriculture prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Index and, consequently, the return on your investment.

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THE LME DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over–the–counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a Trading Day for aluminum or over a period of Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any day during the Observation Period, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the payment at aaturity, could be adversely affected.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on any day during the Observation Period, including the Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your notes. Limited liquidity relating to the Index Constituents may also result in the publisher of the Index being unable to determine the level of the Index using its normal means. The resulting discretion by the publisher of the Index in determining the Index Ending Level could adversely affect the value of the notes.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes declines.

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TRADING AND OTHER TRANSACTIONS BY AIG-FP AND DOW JONES IN THE FUTURES CONTRACTS COMPRISING THE INDEX AND THE UNDERLYING COMMODITIES MAY AFFECT THE VALUE OF THE INDEX — AIG-FP and its affiliates actively trade futures contracts and options on futures contracts on the

Index Commodities. AIG-FP and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Index. Certain of AIG-FP’s affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related indices, and Dow Jones and AIG-FP and certain of their affiliates may license the Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the Index, which in turn may affect the value of the Index. With respect to any of the activities described above, none of AIG-FP, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the notes into consideration at any time.

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WE AND OUR AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND AIG-FP AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION — Deutsche Bank AG and its affiliates are not affiliated with Dow Jones and AIG-FP in any way (except for licensing arrangements discussed below in “The Dow Jones–AIG Commodity IndexSM”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor AIG-FP is under any obligation to continue to calculate the Index or required to calculate any successor index. If Dow Jones and AIG-FP discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. The information in “The Dow Jones–AIG Commodity IndexSM” section has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones–AIG Commodity IndexSM Handbook (a document that is considered proprietary to Dow Jones and AIG-FP and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones and AIG-FP. Deutsche Bank AG has not independently verified this information. You, as an investor in the notes, should make your own investigation into the Index, AIG-FP and Dow Jones. Dow Jones and AIG-FP are not involved in the offer of the notes in any way and have no obligation to consider your interests as a holder of the notes.

Dow Jones–AIG Commodity IndexSM

We have derived all information contained in this term sheet regarding the Dow Jones–AIG Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones and AIG-FP. You, as an investor in the notes, should make your own investigation into the Index, AIG-FP and Dow Jones. Dow Jones and AIG-FP are not involved in the offer of the notes in any way and have no obligation to consider your interests as a holder of the notes. Dow Jones and AIG-FP have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

Overview

The Index was introduced in July 1998 to provide a unique, diversified, and liquid benchmark for commodities as an asset class. The Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. Futures contracts and options on futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Index is a proprietary index that Dow Jones and AIG International Inc. developed and that Dow Jones, in conjunction with AIG-FP, calculates. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

AIG-FP and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, as well as commodities, including commodities included in the Index. For information about how this trading may affect the value of the Index, see “Risk Factors — Trading and other transactions by

AIG-FP and Dow Jones in the futures contracts comprising the Index and the underlying commodities may affect the value of the Index.”

The Dow Jones–AIG Commodity IndexSM Oversight Committee

Dow Jones and AIG-FP have established the Dow Jones–AIG Commodity IndexSM Oversight Committee to assist them in connection with the operation of the Index. The Dow Jones–AIG Commodity IndexSM Oversight Committee includes members of the financial, academic and legal communities selected by AIG-FP and meets annually to consider any changes to be made to the Index for the coming year. The Dow Jones–AIG Commodity IndexSM Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June or July by AIG-FP under the supervision of the Dow Jones–AIG Commodity IndexSM Oversight Committee. Following the Dow Jones–AIG Commodity IndexSM Oversight Committee’s annual meeting in June or July, the annual weightings for the next calendar year are publicly announced in July.

Composition of the Dow Jones–AIG Commodity Index - Commodities Available For Inclusion in the Dow Jones–AIG Commodity Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the LME, each of the commodities with the potential for inclusion in the Dow Jones–AIG Commodity Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Dow Jones–AIG Commodity Index selected for 2008 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Dow Jones–AIG Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the commodities included in the Dow Jones–AIG Commodity Index for 2008 are as follows:

Index Commodity (3)	Designated Contract	Exchange	Target Weighting (2)
Aluminum	High Grade Primary Aluminum	LME	7.11%
Coffee	Coffee “C”	CSCE	3.00%
Copper(1)	High Grade Copper	COMEX	7.04%
Corn	Corn	CBOT	5.66%
Cotton	Cotton	NYCE	2.48%
Crude Oil	Light, Sweet Crude Oil	NYMEX	13.16%
Gold	Gold	COMEX	7.40%
Heating Oil	Heating Oil	NYMEX	3.82%
Live Cattle	Live Cattle	CME	4.89%
Lean Hogs	Lean Hogs	CME	2.55%
Natural Gas	Henry Hub Natural Gas	NYMEX	12.24%
Nickel	Primary Nickel	LME	2.79%
Silver	Silver	COMEX	2.72%
Soybeans	Soybeans	CBOT	2.81%
Soybean Oil	Soybean Oil	CBOT	7.63%
Sugar	World Sugar No. 11	CSCE	3.19%

Index Commodity (3)	Designated Contract	Exchange	Target Weighting (2)
Unleaded Gas	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.78%
Wheat	Wheat	CBOT	4.70%
Zinc	Special High Grade Zinc	LME	3.03%

(1)
The Dow Jones–AIG Commodity IndexSM uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones–AIG Commodity IndexSM.

(2)	The column in the above table titled “Target Weighting” reflects the target weightings as of January 2008 of the 19 commodities currently included in the Dow Jones–AIG Commodity Index.
(3)	In addition to the Index Commodities set forth in the table, cocoa, lead, platinum and tin also are considered for inclusion in the Dow Jones–AIG Commodity Index.

The composition of the Dow Jones–AIG Commodity Index is recalculated by AIG–FP in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones–AIG Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Index are assigned to Commodity Groups. The Commodity Groups, and the Index Commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Index Commodities:	Commodity Group:	Index Commodities:
Energy	Crude Oil Heating Oil Natural Gas	Livestock	Lean Hogs Live Cattle

Unleaded Gasoline

Precious Metals	Gold Platinum Silver	Grains	Corn Soybeans Soybean Oil Wheat

Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc	Softs	Cocoa Coffee Cotton Sugar

Index Breakdown by Commodity Group

The Commodity Group Breakdown set forth below is based on the new target weights for the commodity components that were determined and approved by the Dow Jones-AIG Commodity Index Supervisory Committee in August 2007 with changes in index composition effective January 2008.

Vegetable Oil	2.81%
Petroleum	20.76%
Natural Gas	12.24%
Precious Metals	10.12%
Industrial Metals	19.97%
Livestock	7.44%
Grains	18.00%
Softs	8.67%

Annual Reweightings and Rebalancings of The Dow Jones–AIG Commodity IndexSM

The Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June by AIG-FP under the supervision of the Dow Jones–AIG Commodity IndexSM Oversight Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the Index Commodities are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historical dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historical dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index and their respective percentage weights.

Diversification Rules

The Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of each year:

•	No related group of commodities designated as a “Commodity Group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Index.

•	No single commodity may constitute more than 15% of the Index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index.

•	No single commodity included in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any Index Commodity or Commodity Group at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages established in January.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Index, are used to determine a Commodity Index Multiplier (“CIM”) for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Index level to calculate the new Index level. Dow Jones disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes the final Index level for each DJ-AIG Business Day at approximately 4:00 p.m. (New York time) on each such day on Reuters page AIGCI1. Index levels can also be obtained from the official websites of both Dow Jones and AIG-FP and are also published in The Wall Street Journal.

The Index is a Rolling Index

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Index is a “rolling index.”

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index will be adjusted in the event that AIG-FP determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day;

(b) the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price;

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or

(d) with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

Four Main Principles Guiding the Creation of the Dow Jones–AIG Commodity IndexSM

The Index was created using the following four main principles:

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ECONOMIC SIGNIFICANCE. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the markets themselves. The Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

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DIVERSIFICATION. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

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CONTINUITY. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Index is intended to provide a stable benchmark so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Index.

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LIQUIDITY. Another goal of the Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These four principles represent goals of the Index and its creators, and there can be no assurance that these goals will be reached by either Dow Jones or AIG-FP.

License Agreement

“Dow JonesSM,” “AIG®,” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by Deutsche Bank AG.

Dow Jones, AIG-FP and Deutsche Bank AG have entered into a non-exclusive license agreement providing for the license to Deutsche Bank AG, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the DJ-AIGCISM, which is published by Dow Jones and AIG-FP, in connection with certain products, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIG-FP or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in commodities generally or in the notes particularly. The only relationship of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to the Issuer is the licensing of certain trademarks, trade names and service marks and of the DJ-AIGCISM, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to the Issuer or the notes. Dow Jones and AIG-FP have no obligation to take the needs of the Issuer or the owners of the notes into consideration in determining, composing or calculating the DJ-AIGCISM. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including without limitation to holders of the notes, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by the Issuer, but which may be similar to and competitive with the notes. In addition, American International Group, AIG-FP and their subsidiaries or affiliates actively trade commodities, commodity indices and commodity futures (including the Dow Jones–AIG Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones–AIG Commodity IndexSM and the notes.

This term sheet relates only to the notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones–AIG Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones–AIG Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates. The information in this term sheet regarding the Dow Jones–AIG Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones–AIG Commodity IndexSM components in connection with the notes. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones–AIG Commodity IndexSM components, including, without limitation, a description of factors that affect the prices of such Dow Jones–AIG Commodity IndexSM components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW

JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, OR AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND THE ISSUER, OTHER THAN AMERICAN INTERNATIONAL GROUP AND ITS AFFILIATES.

Discontinuation of the Dow Jones–AIG Commodity IndexSM; Alteration of Method of Calculation

The following provisions replace in their entirety the provisions set out under “Changes to Underlyings and Basket Components — Discontinuation of an Index; Alteration of Method of Calculation” in the accompanying product supplement C.

If Dow Jones and AIG-FP discontinue publication of the Dow Jones–AIG Commodity IndexSM and Dow Jones and AIG-FP or another entity publish a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones–AIG Commodity IndexSM (such index being referred to herein as a “successor index”), then any Dow Jones–AIG Commodity IndexSM closing level will be determined by reference to the level of such successor index at the close of trading on the relevant exchange or market for the successor index on the relevant day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Dow Jones and AIG-FP discontinue publication of the Dow Jones–AIG Commodity IndexSM prior to, and such discontinuance is continuing on, on any day during the Observation Period and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the Dow Jones–AIG Commodity IndexSM closing level for the Dow Jones–AIG Commodity IndexSM for such date. The Dow Jones–AIG Commodity IndexSM closing level for the Dow Jones–AIG Commodity IndexSM will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones–AIG Commodity IndexSM last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant exchange-traded futures contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each exchange-traded futures contracts most recently comprising the Dow Jones–AIG Commodity IndexSM. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones–AIG Commodity IndexSM on the Relevant Exchange may adversely affect the value of the notes.

If at any time the method of calculating the Dow Jones–AIG Commodity IndexSM or a successor index, or the level thereof, is changed in a material respect, or if the Dow Jones–AIG Commodity Index SM or a successor index is in any other way modified so that the Dow Jones–AIG Commodity IndexSM or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones–AIG Commodity Index SM or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on any day during the Observation Period make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodities index comparable to the Dow Jones–AIG Commodity IndexSM or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Dow Jones–AIG Commodity IndexSM closing level with reference to the Dow Jones–AIG Commodity IndexSM or such successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones–AIG Commodity IndexSM or a successor index is modified so that the level of the Dow Jones–AIG Commodity IndexSM or such successor index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such index in order to arrive at a level of the Dow Jones–AIG Commodity IndexSM or such successor index as if there had been no such modification.

Market Disruption Events

The following provisions replace in their entirety the provisions set out under “Commodity Based Underlyings and Basket Components — Market Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement C.

If a Market Disruption Event is in effect on the Trade Date or the relevant Final Valuation Date, the calculation agent for the notes will calculate the Index closing level for the Trade Date or the Final Valuation Date, as applicable, using:

•
for each exchange-traded commodity futures contract included in the Index or any successor index (an “Index Constituent”), the weighting within the Index assigned to such Index Constituent on the Final Valuation Date or the Trade Date, as applicable;

•
for each Index Constituent that did not suffer a Market Disruption Event on the Final Valuation Date or the Trade Date, as applicable, the closing price for such Index Constituent on such Final Valuation Date or the Trade Date, as applicable; and

•
for each Index Constituent that did suffer a Market Disruption Event on the Final Valuation Date or Trade Date, as applicable, the closing price for the Index Constituent on the immediately succeeding Trading Day for such Index Constituent on which no Market Disruption Event occurs or is continuing with respect to such Index Constituent; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Index Constituent on the Trade Date and the immediately succeeding Trading Day, then the calculation agent will determine the closing price for the affected Index Constituent on such immediately succeeding Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Index Constituent on the Final Valuation Date and is continuing for the immediately succeeding ten Trading Days, then the calculation agent will determine the closing price for the affected Index Constituent on such tenth Trading Day in good faith and in a commercially reasonable manner.

A “Market Disruption Event” means:

•	the termination or suspension of, or material limitation or disruption in the trading of any Index Constituent; or

•	the settlement price of any Index Constituent has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

•	the failure of the publisher of the Index (or the index sponsor for the relevant successor index) to calculate and publish the U.S. dollar level for the Index (or the relevant successor index); or

•	the settlement price is not published for any individual Index Constituent;

in each case as determined by the calculation agent in good faith; and

•
a determination by the calculation agent in good faith that any event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

A limitation on the hours or number of days of trading will not constitute a Market Disruption Event if the limitation results from an announced change in the regular business hours of the Relevant Exchange.

“Relevant Exchange” means, with respect to each Index Constituent, any organized exchange or market of trading for the Index Constituent.

“Trading Day” means, for each Index Constituent, a day, as determined by the calculation agent, on which its Relevant Exchange is open for trading during their regular trading sessions, notwithstanding the Relevant Exchange closing prior to its scheduled closing time.

See “Commodity Based Underlyings and Basket Components — Adjustments to Valuation Dates for Commodity Based Underlyings or Basket Components” and ““Commodity Based Underlyings and Basket Components — Consequences for Adjustments to Valuation Dates for Commodity Based Underlyings or Basket Components” in the accompanying product supplement C for the relevant consequences if a Market Disruption Event exists on the Final Valuation Date.

Historical Information

The following graph sets forth the historical performance of the Dow Jones - AIG Commodity IndexSM based on the daily Index closing levels from August 1, 1997 through January 5, 2009.  The closing level of the Dow Jones - AIG Commodity IndexSM on January 5, 2009 was 120.56. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level or that the Index closing levels will remain within the stated Index barriers throughout the Observation Period. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the notes.

DBSI will pay fees to some broker-dealers of 0.375% or $3.75 per $1,000 note principal amount and may additionally pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 note principal amount. Deutsche Bank AG will reimburse DBSI for such fees. Additionally, an affiliate of Deutsche Bank AG has agreed to pay certain broker-dealers amounts in connection with the costs of implementing systems to support the notes. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.  Accordingly, purchasers who wish to transact in notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the notes are to be issued more than three business days after the Trade Date.